For More Information:
Michael Smith Vice President of Business Development (201) 802-7101	Laura Perry Stern Investor Relations, Inc. (212) 362-1200

Memory Pharmaceuticals Secures $10 Million Debt Financing

MONTVALE, N.J., March 19, 2007/PRNewswire-FirstCall/ — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced that it closed a $10 million term loan agreement with Hercules Technology Growth Capital, Inc. on March 16, 2007. Under the terms of the loan agreement, Hercules will advance $6 million to the Company today and the Company has the option to request up to an additional $4 million under the loan agreement from September 15, 2007 through December, 31, 2007.

“This financing provides the Company with a relatively non-dilutive route to greater financial flexibility, and will enable us to increase our efforts on achieving near-term milestones and advancing our diverse portfolio of clinical, preclinical and exploratory research programs,” said Michael Smith, Vice President of Business Development.

The Company will make interest-only payments on any advances under the loan agreement through June 2008. Beginning in July 2008, the balance will be payable in equal monthly installments of principal and interest, with the final payment in November 2010.

As part of the transaction, the Company issued to Hercules a five-year warrant to purchase 598,086 shares of the Company’s common stock at an exercise price per share of $2.09.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression and bipolar disorder. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; receiving unfavorable results from clinical trials of Memory Pharmaceuticals’ drug candidates; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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